SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934.

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COMMUNITY FIRST BANCORPORATION
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COMMUNITY FIRST BANCORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

The Annual Meeting of the Shareholders of Community First Bancorporation will be held at the Seneca Office of Community First Bank, 449 Highway 123 Bypass, Seneca, South Carolina, on Monday, June 21, 2012, at 1:30 p.m., for the following purposes:

(1)	To elect four directors to each serve a three-year term; and

(2)	To act upon other such matters as may properly come before the meeting or any adjournment thereof.

You are only entitled to notice of and to vote at the meeting  if you were a shareholder of record at the close of business on May 2, 2012.  In order that the meeting can be held, and a maximum number of shares can be voted, whether or not you plan to be present at the meeting in person, please fill in, date, sign and promptly return the enclosed form of proxy.  The Company’s Board of Directors unanimously recommends a vote FOR approval of all of the proposals presented.

Returning the signed proxy will not prevent a record owner of shares from voting in person at the meeting.

Our 2012 Proxy Statement and 2011 Annual Report to Shareholders are enclosed with this notice.

By Order of the Board of Directors

May 21, 2012                                                        Frederick D. Shepherd, Jr.
 President

COMMUNITY FIRST BANCORPORATION
449 Highway 123 ByPass
Seneca, South Carolina 29678
(864) 886-0206

PROXY STATEMENT

We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Community First Bancorporation  for use at our Annual Meeting of Shareholders to be held at 1:30 p.m. on Monday, June 21, 2012 in Community First Bank’s Seneca Office, 449 Highway 123 Bypass, Seneca, South Carolina.  Throughout this Proxy Statement, we use terms such as “we,” “us,” “our” and “our Company” to refer to Community First Bancorporation, and terms such as “you” and “your” to refer to our shareholders.

A Notice of Annual Meeting is attached to this Proxy Statement, and a form of proxy is enclosed.  We first began mailing this proxy statement to our shareholders on or about May 21, 2012.  We are paying the costs of this solicitation.  The only method of solicitation we plan to use, other than this proxy statement, is personal contact, including contact by telephone or other electronic means, by our directors and regular employees, who will not be specially compensated for their services.

ANNUAL REPORT

The Annual Report to Shareholders covering our fiscal year ended December 31, 2011, including financial statements, is enclosed with this proxy statement.  The Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

VOTING PROCEDURES

Voting

If you hold your shares of record in your own name, you can vote your shares by marking the enclosed proxy form, dating it, signing it, and returning it to us in the enclosed postage-paid envelope.  If you are a shareholder of record, you can also attend the Annual Meeting and vote in person.

If you hold your shares in street name with a broker or other nominee, you can direct your vote by submitting voting instructions to your broker or nominee in accordance with the procedure on the voting card provided by your broker or nominee.  Your broker is not permitted to vote your shares on election of directors unless you provide voting instructions. Therefore, to be sure your shares are voted, please instruct your broker as to how you wish it to vote.

If you hold your shares in street name, you may attend the Annual Meeting, but you may not vote in person without a proxy appointment from a shareholder of record.

Revocation of Proxy

       If you are a record shareholder and execute and deliver a proxy, you have the right to revoke it at any time before it is voted by delivering to Frederick D. Shepherd, Jr., President, Community First Bancorporation, 449 Highway 123 Bypass, Seneca, South Carolina 29678, or by mailing to Mr. Shepherd at Post Office Box 459, Seneca, South Carolina 29679, an instrument which by its terms revokes the proxy.  If you are a record shareholder, you may also revoke your proxy by delivering to us a duly executed proxy bearing a later date.  Written notice of your revocation of a proxy or delivery of a later dated proxy will be effective when we receive it.  Your attendance at the Annual Meeting will not in itself constitute revocation of a proxy.  However, if you are a record shareholder and desire to do so, you may attend the meeting and vote in person in which case the proxy will not be used.

       If you hold your shares in street name with a broker or other nominee, you may change or revoke your proxy instructions by submitting new voting instructions to the broker or other nominee.

Quorum and Method of Counting Votes

At the close of business on May 2, 2012, there were outstanding 4,171,275 shares of our common stock (no par value).  Each share outstanding will be entitled to one vote upon each matter submitted at the meeting.  You are only entitled to notice of and to vote at the meeting if you were a stockholder of record at the close of business on May 2, 2012 (the “Record Date”).

A majority of the shares entitled to be voted at the annual meeting constitutes a quorum.  If a share is represented for any purpose at the annual meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum.  Therefore, valid proxies which are marked “Abstain” or “Withhold” and shares that are not voted, including proxies submitted by brokers that are the record owners of shares and that either choose not to vote or do not have authority to vote (so-called “broker non-votes”), will be included in determining the number of votes present or represented at the annual meeting.  If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time.  If the meeting is to be reconvened within thirty days, we will not give any notice of the reconvened meeting other than an announcement at the adjourned meeting.  If the meeting is to be adjourned for thirty days or more, we will give notice of the reconvened meeting as provided in the Bylaws.  At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

If a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the annual meeting.  “Plurality” means that if there were more nominees than positions to be filled, the individuals who received the largest number of votes cast for the positions to be filled would be elected as directors.  Because the number of nominees for election at the 2012 Annual Meeting is the same as the number of positions to be filled, it is expected that all nominees will be elected.  Cumulative voting is not permitted.  Votes that are withheld or that are not voted in the election of directors will have no effect on the outcome of election of directors.  If a quorum is present, all other matters that may be considered and acted upon at the Annual Meeting will be approved if the number of shares of our common stock voted in favor of the matter exceeds the number of shares of our common stock voted against the matter.

Actions to be Taken by the Proxies

Our Board of Directors selected the persons named as proxy agents in the attached form of proxy, which is solicited by our Board of Directors.  If you are a record shareholder, and properly execute and return the enclosed form of proxy, the proxy agents will vote the shares that it represents at the meeting.  In each case where you have appropriately specified how your proxy is to be voted, the proxy agents will vote in accordance with your specifications.  If you are a record shareholder, and do not otherwise specify in your form of proxy how you want your shares to be voted, the proxy agents intend to vote the shares represented by your proxy “FOR” the election of the persons named in this Proxy Statement as the Board of Directors’ nominees for election to the Board of Directors.   Our Board of Directors is not aware of any other matters that may be presented for action at the Annual Meeting of Shareholders, but if other matters do properly come before the meeting, the proxy agents named in the enclosed form of proxy intend to vote on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

If you wish to submit proposals for the consideration of shareholders at the 2013 Annual Meeting, you may do so by mailing them in writing to Frederick D. Shepherd, Jr., President, Community First Bancorporation, Post Office Box 459, Seneca, South Carolina 29679, or by delivering them in writing to Mr. Shepherd at our main office, 449 Highway 123 Bypass, Seneca, South Carolina 29678.  You must send or deliver such written proposals in time for us to receive them prior to January 22, 2013, if you want us to include them, if otherwise appropriate, in our proxy statement and form of proxy relating to that meeting.  If we do not receive notice of a shareholder proposal prior to April 6, 2013, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when the proposal is raised at the meeting.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The table below shows information as of March 31, 2012 about our common stock owned by directors and executive officers.  Other than as shown in the table below, no persons are known to us to be beneficial owners of 5% or more of our common stock. Except as otherwise indicated in the footnotes to the table, to the knowledge of management, all shares are owned directly with sole voting power.

	Common Stock		Cumulative Perpetual Preferred Stock, Series A
Name and Address of 5% owners	Amount and Nature of Beneficial Ownership	% of Class	Amount and Nature of Beneficial Ownership	% of Class

Larry S. Bowman, M.D.	129,180	(1)	2.93%

William M. Brown	112,884	(2)	2.56%	200		6.35%
`
Robert H. Edwards	142,789	(3)	3.24%

Blake L. Griffith	189,656	(4)	4.30%	200	(12)	6.35%

John R. Hamrick	137,871	(5)	3.13%

James E. McCoy	133,490	(6)	3.03%

Frederick D. Shepherd, Jr. 449 Highway 123 Bypass Seneca, S.C. 29678	337,259	(7)	7.65%

Gary V. Thrift	96,175	(8)	2.18%	300		9.52%

James E. Turner P. O. Box 367 Seneca, S.C. 29679	250,590	(9)	5.69%

Charles L. Winchester	194,586	(10)	4.42%	1,210		38.41%

All Directors, nominees and executive officers as a group (10 persons)	1,724,480	(11)	39.13%	1,910		60.63%
______________
(1)
Includes 44,822 shares jointly owned with Mary M. Bowman, Dr. Bowman’s wife; 28,192 shares owned by Mrs. Bowman; 14,763 shares held as trustee for Dr. Bowman’s children; and 15,974 shares subject to currently exercisable options.

(2)	Includes 4,604 shares owned by Annie B. Brown, Mr. Brown’s wife; and 15,974 shares subject to currently exercisable options.
(3)
Includes 9,250 shares jointly owned with Ruth D. Edwards, Mr. Edward’s wife; 34,949 shares owned by Mrs. Edwards; 15,356 shares owned by Robert H. Edwards LLC; and 15,974 shares subject to currently exercisable options.

(4)	Includes 23,672 shares owned jointly with Susan P. Griffith, Mr. Griffith’s wife; 138,107 shares owned by Mrs. Griffith; and 15,974 shares subject to currently exercisable options.
(5)	Includes 74,212 shares jointly owned with Frances R. Hamrick, Mr. Hamrick’s wife; 8,310 shares owned by Mrs. Hamrick; and 5,754 shares subject to currently exercisable options.
(6)
Includes 104,512 shares jointly owned with Charlotte B. McCoy, Mr. McCoy’s wife; and 15,974 shares subject to currently exercisable options.  Of the total shares beneficially owned by Mr. McCoy, 67,330 have been pledged as security.

(7)	Includes 41,296 shares subject to currently exercisable options.
(8)	Includes 15,974 shares subject to currently exercisable options.
(9)	Includes 26,118 shares owned by Patricia S. Turner, Mr. Turner’s wife; and 15,974 shares subject to currently exercisable options.
(10)	Includes 56,693 shares jointly owned with Joan O. Winchester, Mr. Winchester’s wife; 4,004 shares owned by Mrs. Winchester; and 15,974 shares subject to currently exercisable options.
(11)	Includes 207,646 shares subject to currently exercisable options.
       (12)  Shares owned by Susan P. Griffith, Mr. Griffith’s wife.

ELECTION OF DIRECTORS

At the Annual Meeting, four directors are to be elected to hold office for the next three years.  Pursuant to our bylaws, our Board of Directors acts as a nominating committee.  Our  Board has nominated Larry S. Bowman, M.D., William M. Brown, John R. Hamrick, and Frederick D. Shepherd, Jr. each to serve a three year term with their terms expiring at the annual meeting of shareholders in 2015.  Directors serve until their successors are elected and qualified to serve.  The nominees are currently serving as our directors.  Any other nominations must be made in writing and delivered to the President of the Company in accordance with the procedures set forth below under “GOVERNANCE MATTERS – Director Nomination Process.”

If you are a shareholder of record and you sign and return the enclosed form of proxy, which is being solicited by the Board of Directors, the persons named as the proxy agents in the form of proxy intend to vote for the election of Messrs. Bowman, Brown, Hamrick, and Shepherd as directors.  Unless you indicate a contrary specification, your proxy will be voted FOR each such nominee.  In the event that a nominee is not available by reason of any unforeseen contingency, the persons acting under the proxy intend to vote for the election, in his stead, of such other person as our Board of Directors may recommend.  Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected.

If you hold your shares in street name with a broker or other nominee, you can direct their vote by submitting voting instructions to your broker or nominee in accordance with the procedure in the voting instructions provided by your broker or nominee.  Your broker is not permitted to vote your shares with respect to the election of directors without receiving instructions from you.  Accordingly, if you want to vote with respect to the election of directors, you must instruct your broker as to how to vote your shares.

MANAGEMENT OF THE COMPANY
Directors

The table below shows as to each of our directors and director nominees his name, positions he holds with us, the period during which he has served as our director, and his business experience for the past five years.  Terms shown include service as a director of Community First Bank prior to our acquiring it in 1997.  Our directors serve until the annual meeting for the year indicated or until their successors are elected and qualified to serve.

Name (and age)	Positions with the Company	Director Since	Business Experience for the Past Five Years

Nominees for re-election to our Board of Directors whose terms of office will continue until the
Annual Meeting of Shareholders in 2015 are:

Larry S. Bowman, M.D. (64) Seneca, S.C.	Vice Chairman of our Board of Directors	1989	Vice Chairman of the Board of the Company since 1990; Orthopedic surgeon with Blue Ridge Orthopedic Association, P.A.
William M. Brown (66) Salem, S.C.	Director and Secretary	1989	Retired; formerly, President and Chief Executive Officer of Lindsay Oil Company, Inc. until 2010.
John R. Hamrick (65) Seneca, S.C.	Director	1989	Retired; formerly, President of John Hamrick Real Estate and Lake Keowee Real Estate, Inc. until 2010.

Frederick D. Shepherd, Jr. (71) Seneca, S.C.	Director, President, Chief Executive Officer, Chief Financial Officer and Treasurer	1989
President, Chief Executive Officer, Chief Financial Officer and Treasurer of Community First Bank since 1989; President, Chief Executive Officer, Chief Financial Officer and Treasurer of the Company since May, 1997.

Members of our Board of Directors whose terms of office will continue until the
Annual Meeting of Shareholders in 2014 are:

James E. McCoy (75) Walhalla, S.C.	Chairman of our Board of Directors	1989	Chairman of the Board of the Company since 1990; retired October, 2009 as Plant Manager of Timken Company.
James E. Turner (76) Seneca, S.C.	Director	1989	Chairman of the Board of Turner’s Jewelers, Inc.
Charles L. Winchester (72) Sunset, S.C.	Director	1989	President, Winchester Lumber Company, Inc. of Salem, South Carolina; Vice President, Boones Lumber Company.
Members of our Board of Directors whose terms of office will continue until the
Annual Meeting of Shareholders in 2013  are:

Robert H. Edwards (82) Walhalla, S.C.	Director	1989	President of Edwards Auto Sales.
Blake L. Griffith (77) Walhalla, S.C.	Director	1995*	President of Griffith Properties, LLC.
Gary V. Thrift (52) Seneca, S.C.	Director	1995**	President, Thrift Development Corporation (general contractor), since February 1996; Vice President, Thrift Group, Inc. (building supplies), since July, 2001.

*Mr. Griffith previously served on the Board of Directors from 1989 to 1993.
**Mr. Thrift previously served on the Board of Directors from 1989 to 1992.

Neither our principal executive officer nor any of our directors are related by blood, marriage or adoption in the degree of first cousin or closer.

Additional Information About our Directors Qualifications for Service on our Board

Our Board, which acts as our nominating committee, believes the combined business and professional experience of the Company’s directors, and their various areas of expertise make them a useful resource to management and qualify them for service on the Board.   All of our Board members have served on the Board since its organization, with the exception of brief periods off the Board for Messrs. Griffith and Thrift, and Mr. Shepherd has been our Chief Executive Officer and Chairman since our organization.  During their tenures, these directors have gained considerable institutional knowledge about the Company and its operations, which has made them effective board members.  Because the Company’s operations are complex and highly regulated, continuity of service and this development of institutional knowledge help make the Board more efficient and more effective at developing long-range plans than it would be if there were frequent turnover in Board membership. Additionally, our Board members all live, own businesses or work, and are active leaders in the communities we serve.  As a result, they are valuable liaisons between us and our customers and shareholders.  Our Board members are also all significant shareholders of our Company and, as such, provide strong representation of shareholder interests on the Board.  When Board members retire from the Board, the Board seeks out replacements who it believes will make significant contributions to the Board for a variety of reasons, including among others, business and financial experience and expertise, business and government contacts, relationship skills, knowledge of the Company, and diversity.

Mr. Shepherd was an organizer of our Company and our Bank, and has served as the President and Chief Executive Officer and Chief Financial Officer of our Company and our Bank since that time.  He has over 40 years experience in banking and has significant banking contacts throughout the state of South Carolina.  Mr. Shepherd’s  vision and leadership have been significant factors in our growth and success to date.

  Dr. Bowman has been co-owner of an orthopedic surgery practice for over 30 years, and brings to our Board managerial and financial experience as a small business owner.  His contacts among medical and other professionals in our market areas also provide us with valuable insights about this important group of customers and potential customers.

Mr. Brown was the owner of a successful oil business for over 33 years until his retirement in 2010.  He brings to our Board his organizational and financial experience as a small business owner.  His business covers a broad spectrum of the local economy, and he is a valuable asset to our understanding of local economic trends as they develop.

Mr. Edwards has over 50 years experience in the automobile dealership industry.  In that time he has developed extensive knowledge of financing, as well as the skills required to develop and implement a successful long range business and marketing strategy for an organization.

For nearly 40 years, Mr. Griffith has owned and operated textile plants in South Carolina, Georgia, and abroad.   He brings to our Board  operational and financial experience, as well as an understanding of matters relating to human resources and employee relations.

Mr. Hamrick was a local real estate broker and business owner for over 34 years until his retirement in 2010.  He provides the Board with insights into the real estate markets in our market areas, which we use in developing our long range strategy, as well as in understanding individual loans requiring board approval.

For over 44 years, until his retirement in 2009, Mr. McCoy was the plant manager of one of the bearings divisions of The Timken Company, a public company that develops, manufactures, markets and sells products for friction management and power transmission, alloy steels and steel components.   In this position he gained significant operational, managerial, and financial experience, which make him a valuable resource to our Board.

As the owner and Chairman of a local jewelry store for nearly 40 years, Mr. Turner has been a successful businessman and brings to our Board operational, financial and management experience related to the consumer segment of the local economy.  He is also one of our largest shareholders.

Mr. Thrift has been associated with a local concrete and paving contractor for over 30 years, and has been president of the business for ten years.  He is also the president of a local building supplies business.  Mr. Thrift brings to our Board operational, financial and management experience.

As president of a local lumber business for over 47 years, Mr. Winchester brings to our Board operational financial, and management experience, as well as his knowledge of issues and trends that affect the local home building business.

Executive Officer

Frederick D. Shepherd, Jr., our Chief Executive Officer and Chief Financial Officer, is our only executive officer.  Information about Mr. Shepherd is set forth above under the caption “—Directors.”

GOVERNANCE MATTERS

Director Independence

Our Board of Directors has determined that none of Messrs. Bowman, Brown, Edwards, Griffith, Hamrick, McCoy, Thrift, Turner, or Winchester has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each such director is independent as defined in The Nasdaq Stock Market, Inc. Marketplace Rules, as modified or supplemented (the “Nasdaq Rules”).  As disclosed under “Certain Relationships and Related Transactions” our independent directors and some of their affiliates from time to time have loan and deposit relationships with our Bank.  These relationships are not considered by our Board to compromise their independence.

Meetings of the Board of Directors and Director Attendance at the Annual Meeting of Shareholders

During the last full fiscal year, ending December 31, 2011, our Board of Directors met 12 times, including regular and special meetings.  Each director attended at least 75% of the total number of meetings of our Board of Directors and committees of which he was a member.

We encourage, but do not require, our directors to attend annual meetings of shareholders.  Last year, all of our directors attended the annual meeting of shareholders.

Committees of the Board

Nominating Committee

Our Board of Directors does not have a separate nominating committee.  Rather, our entire Board of Directors acts as nominating committee.  Based on our size, the small geographic area in which we do business and the desirability of directors being a part of the communities we serve and familiar with our customers, our Board of Directors does not believe we would derive any significant benefit from a separate nominating committee.  Mr. Shepherd is the only member of our Board of Directors who is not independent as defined in the Nasdaq Rules.  We do not have a Nominating Committee charter.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The Audit Committee is responsible for seeing that audits of our financial statements are conducted annually.  An independent registered public accounting firm is employed for that purpose by our Board of Directors upon recommendation of the Audit Committee.  Reports on these audits are reviewed by the Committee upon receipt and a report thereon is made to the Board at its next meeting.  Our Audit Committee is comprised of Messrs. Edwards, Hamrick, Thrift and Winchester, each of whom is independent as defined in the Nasdaq Rules.  The Audit Committee met five times in 2011.  The Audit Committee does not have a written charter.

Compensation Committee

We have a Compensation Committee that makes recommendations to our Board of Directors concerning director compensation and compensation of Mr. Shepherd, our Chief Executive and Chief Financial Officer and the Chief Executive Officer and Chief Financial Officer of our Bank. The final decisions as to Mr. Shepherd’s compensation are made by the full Board of Directors.  Mr. Shepherd negotiates his compensation and benefits with the Compensation Committee on a regular basis, and makes recommendations relating thereto. The Committee may take these recommendations into consideration in setting his compensation.   Mr. Shepherd does not, however, meet with the full Board of Directors to discuss his compensation.   The Compensation Committee does not delegate its authority to any other persons.   However, the Committee does delegate responsibility for administering parts of our compensation programs to our Human Resources Department.

The Compensation Committee consults with Calvert & Associates, a compensation consulting firm, with respect to Mr. Shepherd’s compensation.  Calvert & Associates is engaged by management, but also advises the Board and meets with the Board and the Compensation Committee without Mr. Shepherd being present.

The Compensation Committee is comprised of  Messrs. McCoy (chair), Brown, Bowman and Winchester, each of whom is independent as defined in the Nasdaq Rules.  The Compensation Committee did not meet in 2011.  The Compensation Committee does not have a written charter.

Board Leadership Structure and Board’s Role in Risk Oversight

Our Bylaws provide that the Board may appoint a Chairman and Vice Chairman of the Board of Directors, and our Bylaws further provide that two or more offices may be held by the same person.  Our Bylaws also make it clear that the business and affairs of the Company are managed under the direction of the Board of Directors, and that management control is subject to the authority of the Board of Directors to appoint and remove any of our officers at any time.  Although our Board does not have a policy as to whether the role of Chairman and Chief Executive Officer should be held by separate persons, since our organization,  the roles have been separated, with Mr. McCoy serving as our Chairman, Mr. Bowman serving as our Vice Chairman, and Mr. Shepherd serving as our Chief Executive Officer.  We believe this leadership structure is appropriate for our current purposes because it has served us well since our organization.   Our Chairman, or the Vice Chairman in his absence, presides over all meetings of the full Board.  Additionally, meetings of our directors may be called by our president or by a majority of our directors, and all of our directors, except Mr. Shepherd, are independent.

We also believe our Board leadership is enhanced by the fact that all of our directors live, work, and have substantial business interests in our service area, and, therefore, have access to information about us and our operations from sources other than our management’s presentations to the Board.  As a financial institution, our regulators also communicate directly with our directors on a regular basis.

Our Board is actively involved in oversight of risks that could affect our Company.   The Board receives regular reports from members of senior management on areas of material risk to us, including operational, financial, legal and regulatory, and strategic risks.   These reports are reviewed by the full Board, or, where responsibility for a particular area of risk oversight is delegated to a committee of the Board, that committee reviews the report and then reports to the full Board.  Our regulators also send periodic reports of examination to our directors, which contain the regulators’ assessments of various risks facing our Company and our Bank, as well as their assessments of our handling of those risks.  Accordingly, oversight of risk is a constant element of the functioning of our Board.

Director Nomination Process

In recommending director candidates, our Board takes into consideration such factors as it deems appropriate based on our current needs.  These factors may include diversity, age, skills such as understanding of banking and general finance, decision-making ability, inter-personal skills, experience with businesses and other organizations of comparable size, community activities and relationships, and the interrelationship between the candidate’s experience and business background, and our other Board members’ experience and business background, as well as the candidate’s ability to devote the required time and effort to serve on the Board.  The Board does not have a specific policy with regard to the consideration of diversity in identifying director nominees, but, as noted above,  diversity is one factor the Board considers as part of the total mix of information it takes into account in identifying nominees.

Our Board will consider for nomination by the Board director candidates recommended by shareholders if the shareholders comply with the following requirements.  If you wish to recommend a director candidate to our Board for consideration as a Board of Directors’ nominee, you must submit in writing to our Board the recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve.   This information must be delivered to our Chairman of the Board at our address and we must receive it no later than January 15 in any year for a person to be considered as a potential Board of Directors’ nominee at the Annual Meeting of Shareholders for that year.  Our Board may request further information if it determines a potential candidate may be an appropriate nominee.  Our Board will give director candidates recommended by shareholders that comply with these requirements  the same consideration that our Board’s candidates receive.

Our Board will not consider director candidates recommended by shareholders as potential Board of Directors’ nominees if we receive the shareholder recommendations later than  January 15 in any year.  However, shareholders may also nominate director candidates as shareholder nominees for election at the annual meeting, but no person who is not already a director may be elected at an annual meeting of shareholders unless that person is nominated in writing not less than 14 days nor more than 50 days prior to the meeting.  Such nominations, other than those made by or on behalf of the existing management of the Company, must be made in writing and must be delivered or mailed to the President of the Company, not less than 14 days prior to any meeting of shareholders called for the election of Directors.  Such notification must contain the following information to the extent known to the notifying shareholder:  (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of our common stock that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of our common stock owned by the notifying shareholder.  The presiding officer of the meeting may disregard nominations not made in accordance with these requirements, and upon his instructions, the vote tellers will disregard all votes cast for each such nominee.

Shareholder Communications with the Board of Directors

If you wish to send communications to our Board of Directors, you should mail them addressed to the intended recipient by name or position in care of:  Corporate Secretary, Community First Bancorporation, 449 Highway 123 Bypass, Seneca South Carolina  29678.  Upon receipt of any such communications, our Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication.  Our Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

In the case of communications addressed to the Board of Directors, our Corporate Secretary will send appropriate shareholder communications to the Chairman of the Board.  In the case of communications addressed to the independent or outside directors, our Corporate Secretary will send appropriate shareholder communications to the Chairman of our Audit Committee.  In the case of communications addressed to committees of the board, our Corporate Secretary will send appropriate shareholder communications to the Chairman of such committee if a committee exists, or to the Chairman of the Board if no committee exists.

MANAGEMENT COMPENSATION

Overview of Executive Officer Compensation

Mr. Shepherd is our only executive officer.  The sections below discuss Mr. Shepherd’s 2011 compensation arrangements and factors considered by our Compensation Committee in setting his 2011 compensation, as well as changes that have been made to his compensation arrangements for 2012.

Our Board of Directors has historically set Mr. Shepherd’s compensation and benefits based on recommendations of our Compensation Committee, which negotiates regularly with Mr. Shepherd.  See “GOVERNANCE MATTERS – Committees of our Board of Directors – Compensation Committee” for information about processes and procedures followed by our Compensation Committee.  Prior to 2007, our Board followed an informal policy of providing Mr. Shepherd with a total compensation package consisting of salary, insurance and other benefits, and opportunities for bonuses, incentive compensation and stock options.  However, in 2007, we entered into an Employment Agreement and a Salary Continuation Agreement that formalized Mr. Shepherd’s compensation and benefits.  See “Employment Agreement” and “Salary Continuation Agreement.”

The Committee’s objectives in setting Mr. Shepherd’s compensation and benefits are:

•
to set salary and benefits and, historically, to award options, at competitive levels designed to encourage Mr. Shepherd to perform at his highest level in order to increase earnings and value to shareholders;

•	where appropriate, to award bonuses and/or incentive compensation, and increase salary to reward Mr. Shepherd for performance; and
•	to retain Mr. Shepherd as our Chief Executive Officer.

Compensation is designed to reward Mr. Shepherd both for his personal performance and for performance of our Company with respect to growth in assets and earnings, expansion and increases in shareholder value.  The Committee makes its decisions about allocations between long-term and current compensation, allocations between cash and non-cash compensation, and allocations among various forms of compensation, in its discretion based on its subjective assessment of how these allocations will best meet our overall compensation goals outlined above.

Factors Considered in Setting Compensation

Use of Market Surveys and Peer Group Data

To remain competitive in the executive workforce marketplace, we believe it is important to consider comparative market information about compensation paid to executive officers of other financial institutions in our market area.  We want to be able to retain Mr. Shepherd as our chief executive officer and, to do so, we believe we must be able to compensate him at a level that is competitive with compensation offered by other companies in our business and geographic marketplace that seek similarly skilled and talented executives.  Consequently, we have agreed in our Employment Agreement with Mr. Shepherd to undertake an annual market review in setting Mr. Shepherd’s annual base salary.  See “—Base Salary and Short-term Incentive Compensation.”

Other Factors Considered

In addition to considering compensation paid to executive officers of other financial institutions in our market area, in negotiating compensation arrangements with Mr. Shepherd, we have considered Mr. Shepherd’s knowledge, skills, scope of authority and responsibilities, job performance and tenure with us as an executive officer, and his long history in the banking industry.  Mr. Shepherd has over 40 years of experience as a banker.  He was an original organizer of our Bank and our holding company, and has served as Chief Executive Officer and Chief Financial Officer of each since its organization.   The Committee believes that Mr. Shepherd has demonstrated that he has been to a large extent personally responsible for our growth and success to date, and that it is appropriate to compensate him accordingly.   The Committee has also considered recommendations from Mr. Shepherd in setting his compensation.

2011 Components of Executive Compensation

During 2011, pursuant to his Employment Agreement, Mr. Shepherd’s compensation consisted primarily of two key components: base salary and an opportunity for short-term incentive compensation.  We also provide various additional benefits to Mr. Shepherd, including health, life and disability insurance, an automobile allowance, and perquisites.  For 2011, base salary comprised approximately 86% of Mr. Shepherd’s total compensation, and perquisites and other benefits not provided to other employees comprised approximately 14% of Mr. Shepherd’s compensation.  As further discussed below under the caption “—Base Salary and Short-term Incentive Compensation,” Mr. Shepherd did not receive a bonus or any short-term incentive compensation for 2011.

Base Salary and Short-term Incentive Compensation

We believe it is appropriate to set Mr. Shepherd’s base salary at a reasonable level that will provide him with a predictable income base on which to structure his personal budget.   Pursuant to the Employment Agreement we entered into with Mr. Shepherd in 2007, our Board is required to undertake a market review in setting Mr. Shepherd’s annual base salary.   The Agreement requires our Board to review Mr. Shepherd’s salary annually by reference to a peer group of banks and bank holding companies that are headquartered in South Carolina and North Carolina, have total assets between $250 million and $1 billion, have been in existence for five or more years, and have equity securities registered under the Securities Exchange Act of 1934.  The peer group criteria may be modified no more frequently than annually to eliminate financial institutions that operate in markets the Board or Compensation Committee considers to be sufficiently different from our market such that a comparison would produce distorted results.  We believe the financial institutions we have included in the peer group are an appropriate group to use for compensation comparisons because they align well with our asset levels, the nature of our business and workforce, and the talent and skills required for successful operations.

The Compensation Committee is required by the employment agreement to determine annually from reports filed with the Securities and Exchange Commission the return on average assets (“ROAA”), return on average equity (“ROAE”), and efficiency ratio of each institution in the peer group for the preceding year, and to set Mr. Shepherd’s salary for the following year at not less than the average salary for chief executive officers within our percentile rank in the peer group.

Pursuant to the Employment Agreement, Mr. Shepherd is also entitled to an annual cash incentive award for each year we achieve ROAA of 1.0% or more.    The award will be equal to 15% of Mr. Shepherd’s base salary plus a percentage of his base salary equal to the difference between our ROAA and 1.0%.  Additionally, for each year in which we achieve ROAE of 10.0% or more, Mr. Shepherd will be entitled to a cash award equal to 15% of his base salary plus a percentage of his base salary equal to the difference between our ROAE and 10.0%.  In calculating our ROAA and ROAE, the Board or the Compensation Committee may exclude the impact of extraordinary and non-recurring items.  The Committee believes that this incentive compensation arrangement is appropriate in that it continues to align Mr. Shepherd’s compensation with our successful operations. We did not meet these ROAA or ROAE targets for 2011, and, accordingly, Mr. Shepherd did not receive any short-term incentive compensation for 2011.

The other terms of the Employment Agreement with Mr. Shepherd are further discussed under the caption “—Employment Agreement.”

Stock Options

Historically, the Committee has set stock option awards at levels believed appropriate to advancing our goal of retaining Mr. Shepherd, as well as levels believed to appropriately align Mr. Shepherd’s interests with the interests of our shareholders.  Options have been granted with exercise prices set at fair market value of our common stock on the date of grant, so Mr. Shepherd can only benefit from the options if the price of our stock increases.  The Committee has not awarded options to Mr. Shepherd every year, and did not do so in 2010 or 2011.  Mr. Shepherd currently holds a significant number of exercisable options.

Other Benefits

Pursuant to his Employment Agreement, we provide Mr. Shepherd with insurance benefits provided to all other employees and make contributions to our 401(k) plan on his behalf on the same basis as contributions are made for all other employees.  In addition, we pay Mr. Shepherd director’s fees for his service on our Board.  We also pay country club dues for Mr. Shepherd, and provide him with an automobile for business and personal use.  The Committee has determined that these benefits play an important role in Mr. Shepherd’s business development activities on our behalf.  All of the foregoing other elements of compensation awarded to Mr. Shepherd were set at levels believed to be competitive with other financial institutions of similar size in South Carolina.

Noncompetition, Severance and Employment Agreement, Salary Continuation Agreement and Split-dollar Life Insurance

As noted above, in 2007, we entered into an employment agreement and salary continuation agreement with Mr. Shepherd.  These agreements are described under the captions “– Employment Agreement” and “Salary Continuation Agreement.”  As discussed in those sections, the agreements provide, among other things, for payments to Mr. Shepherd upon (i) our termination of his employment other than for cause, or (ii) his voluntary termination of his employment for good reason as defined in the agreements.  The events set forth as triggering events for the payments were selected because they are events similar to those provided for in many employment agreements for executive officers of financial institutions throughout South Carolina.  It has become increasingly common for community financial institutions to provide for such payments under such conditions in order to retain key personnel.

Tax and Accounting Considerations

We expense salary, bonus and incentive compensation and benefit costs as they are incurred for tax and  accounting purposes.  Salary, bonus and incentive compensation, and some benefit payments are taxable to the recipient as ordinary income.  The tax and accounting treatment of the various elements of compensation is not a major factor in our decision making with respect to compensation.

Timing of Executive Compensation Decisions

Annual salary reviews and adjustments, bonus and short-term incentive compensation awards, and option awards are routinely made each year at the first regularly scheduled Board meeting. The Committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.

Security Ownership Guidelines and Hedging

We do not have any formal security ownership guidelines for Mr. Shepherd or our directors, but they all own a significant number of shares, and are among our largest shareholders.  We do not have any policies regarding our executive officer’s or directors’ hedging the economic risk of ownership of our shares.

Financial Restatement

The Board of Directors does not have a policy with respect to adjusting retroactively any cash or equity based incentive compensation paid to our executive officer where payment was conditioned on achievement of certain financial results that were subsequently restated or otherwise adjusted in a manner that would reduce the size of an award or payment, or with respect to recovery of any amount determined to have been inappropriately received by an individual executive.  If such a restatement were ever to occur, the Board would expect to address such matters on a case-by-case basis in light of all of the relevant circumstances.

Summary Compensation Table

The following table provides information about compensation awarded to, earned by or paid to Frederick D. Shepherd, Jr., our Chief Executive Officer and Chief Financial Officer, for his services during 2011 and 2010.  Mr. Shepherd is our only executive officer.  We did not award a bonus or any options or other equity compensation to Mr. Shepherd in 2011 or 2010.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)
Frederick D. Shepherd, Jr.	2011	$323,000		$50,908	$373,908
President, Chief	2010	$323,000	-0-	$39,320	$362,320
Executive Officer and
Chief Financial Officer

(1)
Includes our 2011 contributions to the Bank’s 401(k) Plan, premiums for medical insurance, disability insurance and life insurance, directors’ fees, automobile allowance and other benefits in the amounts shown:

401(k)	Insurance			Director’s Fees	Automobile	Club Dues
	Medical	Disability	Life
$7,453	$4,612	$963	$10,061	$14,200	$7,797	$5,822

Employment Agreement

Term and Compensation.  We have entered into an Employment Agreement with Mr. Shepherd.  The agreement was for an initial term of three years.  Beginning on the first anniversary, and on each subsequent annual anniversary, the agreement is automatically extended for an additional year unless the Bank’s board of directors determines that the term should not be extended and prompt notice to that effect is given to Mr. Shepherd.  The agreement provides for a base salary; eligibility for bonuses and participation in incentive compensation plans as determined by the Board; benefits such as club dues, use of an automobile, disability and long-term care insurance, reimbursement of employment related expenses, vacation and participation in other benefits generally provided to Company employees.  In addition, Mr. Shepherd’s agreement provides for an annual cash incentive award in the event we reach certain financial goals outlined in the agreement.   All of these elements of compensation are discussed above under “—Base Salary and Short-term Incentive Compensation.”  The agreement also provides for the payment of benefits after termination of Mr. Shepherd’s employment under the circumstances discussed below.

Death, Disability or Termination  for Cause.  The agreement provides that if we terminate Mr. Shepherd’s employment as a result of disability or if he dies while employed by us, we will have no obligation to make any payments to him except with respect to vested rights or benefits, and, in the case of disability, certain insurance benefits.  The agreement also provides that, if we terminate Mr. Shepherd’s employment for cause (as defined in the agreement) following the procedures set forth in the agreement, we will have no obligation to make any payments to him except with respect to vested rights or benefits, unless we terminate his employment for cause after a change of control.

Termination in the Absence of a Change of Control.  If we terminate Mr. Shepherd’s employment in the absence of a change of control, and such termination is not for cause or as a result of disability or his death, Mr. Shepherd will be entitled to receive for the unexpired term of the agreement the base salary in effect at termination of his employment and an annual bonus equal to the bonus Mr. Shepherd earned the year prior to termination.  Mr. Shepherd will not be entitled to continued participation in any of our retirement or stock-based benefit plans.

Change of Control.  If a change of control occurs during the term of the agreement, we will be required to pay Mr. Shepherd a lump-sum payment in an amount equal to the compensation and benefits discussed above under “ – Term and Compensation” that would otherwise be payable over the three years subsequent to his termination.  We will also cause Mr. Shepherd to become fully vested in any non-qualified plans that do not address the change of control.  If we terminate Mr. Shepherd’s employment without cause following the announcement of a change of control but before the change of control occurs, we will be required to pay him the compensation outlined above on the later of the date of the change of control or the first day of the seventh month in which his employment terminates, in either case with interest but less any amounts otherwise paid to him in connection with termination pursuant to this agreement.  If Mr. Shepherd receives the lump sum payment under this section in the event of a change in control and acceleration of any benefits under any other benefit plans and such payment and benefits are subject to the excise tax, we will pay him an amount equal to the excise tax he would be required to pay on the benefits and the amount necessary to pay the excise tax net of all income, payroll and excise taxes.

The agreement defines “change of control” as any of the following:  (a) accumulation by any one person or group of our stock constituting more than 50% of the total fair market value or total voting power of our stock; (b) acquisition by any one person or group within a 12-month period of ownership of our stock constituting 30% or more of the total voting power of our stock; (c) replacement of a majority of our Board during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of our directors; (d) acquisition by any one person or group in a 12-month period of our assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of our assets immediately before the acquisition.

Termination of Employment by Mr. Shepherd without Good Reason.  If Mr. Shepherd terminates his employment without good reason, we will have no obligation to make any payments to him except with respect to vested rights or benefits.

Voluntary Termination by Mr. Shepherd with Good Reason.  If Mr. Shepherd terminates his employment for good reason, Mr. Shepherd will be entitled to receive for the unexpired term of the agreement, the base salary in effect at termination of his employment and an annual bonus equal to the bonus Mr. Shepherd earned the year prior to termination.  Mr. Shepherd will not be entitled to continued participation in any of our retirement or stock-based benefit plans.

The agreement provides that a voluntary termination will be considered to be for good reason if the following conditions are satisfied: (a) the occurrence without Mr. Shepherd’s written consent of (i) a material diminution in salary, (ii) a material diminution in authority, duty or responsibilities, (iii) a material diminution in the authority, duty or responsibilities of Mr. Shepherd’s supervisor, including a requirement that Mr. Shepherd report to a corporation officer or employee instead of our Board, (iv) a material diminution in the budget over which Mr. Shepherd has authority, (v) a material change in the geographic location at which Mr. Shepherd must perform his services, or (vi) any other action or inaction that constitutes a material breach by us of the agreement; and (b) Mr. Shepherd has given us notice of the existence of one or more of the conditions set forth in clause (a) above within 90 days of the initial existence of the conditions and has provided us with 30 days to remedy the conditions.  In addition, Mr. Shepherd’s voluntary termination for one of the conditions listed in clause (a) above must occur within 24 months of the initial existence of the condition.

Insurance coverage following termination of employment.  If we terminate Mr. Shepherd’s employment, other than for cause, or if Mr. Shepherd terminates his employment for good reason, or if Mr. Shepherd’s employment terminates because of disability, we will, at our expense, continue or cause to be continued, Mr. Shepherd’s medical insurance benefits, long-term care insurance benefit and disability insurance benefit as outlined in the agreement, in accordance with the schedule prevailing in the two years preceding termination.  The medical and insurance benefits will continue until the first to occur of (i) Mr. Shepherd’s return to employment with us or another employer, (ii) Mr. Shepherd’s reaching the age of 70, (iii) Mr. Shepherd’s death, or (iv) the end of the remaining term of the agreement.  The long-term care benefit will continue until the policy is fully paid and if such benefits constitute taxable income to Mr. Shepherd, we will reimburse him for taxes attributable to maintenance of the long-term coverage.

Confidentiality and non-competition.  The agreement requires Mr. Shepherd to maintain the confidentiality of our confidential business information during the term of his employment with us or the Bank.  The agreement provides that Mr. Shepherd may not, for one year following termination of his employment, solicit the services of any officer or employee of the Bank or engage directly or indirectly in certain competitive activities, including: (i) providing financial products or services on behalf of any financial institution within a 15 mile radius of any of our offices; (ii) assisting any financial institution in providing financial products or services to any person residing within a 15 mile radius of any of our offices; or (iii) inducing or attempting to induce any person who was our customer at the time of termination of Mr. Shepherd’s employment to seek financial products or services from another financial institution.

The foregoing is  merely a summary of certain provisions of the Employment Agreement, and is qualified in its entirety by reference to such Agreement, which has been filed with the Securities and Exchange Commission as an Exhibit to our Form 8-K filed August 6, 2007.  This summary does not create any rights in any person.

Salary Continuation Agreement

We have also entered into a Salary Continuation Agreement with Mr. Shepherd.  The agreement provides for payments of benefits to him upon termination of his employment with us.

Normal Retirement Benefit.  Unless Mr. Shepherd’s employment is terminated prior to his reaching the age of 71 and unless Mr. Shepherd receives a benefit after a change in control, when Mr. Shepherd reaches the age of 71, he will receive an annual benefit of $210,000.  The benefit is payable in monthly installments beginning in the month after his reaching 71 and continuing for 239 additional months (a total of 240 months).  If Mr. Shepherd’s employment is thereafter terminated for cause or the agreement is terminated in accordance with its terms no further benefits will be paid.

Early Retirement Benefit.  In the event Mr. Shepherd’s employment is terminated prior to his reaching the age of 71 for any reason other than cause, death or disability or a change in control, the agreement provides for an early termination retirement benefit in the amount that fully amortizes the accrual balance existing at the end of the month immediately before the month in which termination occurs, amortizing the accrual balance over 20 years and taking into account interest at the discount rate.  The benefit is payable in monthly installments beginning in the later of (i) the seventh month after the month in which termination occurs or (ii) the month immediately after the month in which Mr. Shepherd reaches 71, and continuing for 239 additional months (a total of 240 months).

Disability Benefit.  In the event Mr. Shepherd’s employment is terminated because of disability prior to his reaching the age of 71, except after a change of control, the agreement provides for a retirement benefit in the amount that fully amortizes the accrual balance existing at the end of the month immediately before the month in which termination occurs, amortizing the accrual balance over 20 years and taking into account interest at the discount rate.  The benefit is payable in monthly installments beginning in the later of (i) the seventh month after the month in which termination occurs or (ii) the month immediately after the month in which Mr. Shepherd reaches 71, and continuing for 239 additional months (a total of 240 months).

Change in Control Benefit.  In the event a change in control occurs prior to Mr. Shepherd’s reaching the age of 71, and before termination of his employment, the agreement provides for a benefit in the amount of the accrual balance that would be required in the event Mr. Shepherd had reached the age of 71.  The benefit is payable in a lump sum three days after the change in control.  In the event of involuntary termination of Mr. Shepherd’s employment without cause after a change in control is announced but before the change in control occurs, Mr. Shepherd will be entitled to the benefit described in this paragraph in lieu of any other benefit described in the agreement.  The benefit is payable in a lump sum on the later of (i) the first day of the seventh month after the month in which the termination actually occurs or (ii) the day of the change in control.

Upon occurrence of the change of control, if Mr. Shepherd is receiving the normal retirement age benefit, we are required to pay the remaining benefits to him in a lump sum on the date of the change in control.  If Mr. Shepherd is receiving or is entitled to receive the early retirement benefit or disability benefit at the time of the change in control, we are required to pay the remaining benefits to him in a lump sum on the later of (i) the date of the change in control or (ii) the first day of the seventh month after the month in which termination occurs.

The definition of “change in control” under the Salary Continuation Agreement is the same definition used in Mr. Shepherd’s employment agreement discussed above.

If Mr. Shepherd receives acceleration of any benefits under the Salary Continuation Agreement or under any other benefit plans as a result of a change in control and such payment and benefits are subject to the excise tax, we will pay Mr. Shepherd a payment equal to the excise tax payable by Mr. Shepherd on the benefits and a payment equal to the amount necessary to pay the excise tax net of all income, payroll and excise taxes.

Death Benefits.  In the event Mr. Shepherd dies before termination of his employment, at his death, his designated beneficiary shall be entitled to an amount in cash equal to the accrual balance existing at his death, unless benefits have been paid in the event of a change in control.  The benefit is payable in a lump sum 90 days after Mr. Shepherd’s death.  In the event Mr. Shepherd dies after termination of his employment and termination was not for cause, at his death, his designated beneficiary shall be entitled to an amount in cash equal to the accrual balance existing at his death, unless benefits have been paid in the event of a change in control.  The benefit is payable in a lump sum 90 days after Mr. Shepherd’s death.

Termination for Cause.  The agreement provides that we will not be required to pay Mr. Shepherd any benefits if his employment is terminated for cause (as defined in the agreement) pursuant to the procedures set forth in the agreement.

The foregoing is merely a summary of certain provisions of the Salary Continuation Agreement, and is qualified in its entirety by reference to such Agreement, which has been filed with the Securities and Exchange Commission as an Exhibit to our Form 8-K filed August 6, 2007.  This summary does not create any rights in any person.

Outstanding Equity Awards At 2011 Fiscal Year-End

The following table provides information, on an award-by-award basis, about options to purchase shares of our common stock  Mr. Shepherd held at the end of 2011.  We have not granted any other equity based awards to Mr. Shepherd.   All of these options have vested.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Frederick D. Shepherd, Jr.	8,937	9.22	01/01/12
	3,575	9.22	11/21/12
	10,213	9.96	04/10/14
	9,727	10.48	04/28/14
	8,844	12.89	04/26/15

1998 Stock Option Plan

The 1998 Stock Option Plan (“1998 Plan”), which was approved by our shareholders, reserved 786,597 shares of our common stock for issuance to our eligible employees and directors upon exercise of options.  Under the 1998 Plan, our Board of Directors or a committee appointed by our Board of Directors, determined the persons to whom options would be granted and set the terms of the options within the parameters of the plan.  The 1998 Plan had a ten year term and has, therefore, terminated, and no further options may be awarded under the plan.  Options outstanding under the plan continue to be exercisable until the earlier of the termination date set forth in individual award agreements or ten years from the date of grant.  At December 31, 2011, options to purchase 41,296 shares of common stock were outstanding under the 1998 Plan, all of which were exercisable, with an average exercise price of $10.49 per share.  The foregoing numbers of shares and average exercise price have been adjusted to reflect stock dividends and stock splits effective through December 31, 2011.

COMPENSATION OF DIRECTORS

 We pay our directors fees of $700 for each meeting of the Board of Directors attended.  All of our directors are also directors of our Bank, and the Bank pays its directors $600 for each monthly meeting of the Bank’s board of directors attended.  We do not pay, and the Bank does not pay, retainer fees or committee fees.

The table below provides information about compensation we paid to each of our directors for their service to the Company and the Bank in 2011.  Information about director’s fees we paid to Mr. Shepherd is provided in the Summary Compensation Table.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Larry S. Bowman, M.D.	14,200	0	14,200
William M. Brown	14,200	0	14,200
Robert H. Edwards	14,200	0	14,200
Blake L. Griffith	14,200	0	14,200
John R. Hamrick	14,200	0	14,200
James E. McCoy	14,200	0	14,200
Gary V. Thrift	14,200	0	14,200
James E. Turner	14,200	0	14,200
Charles L. Winchester	14,200	0	14,200

(1)	Information about options outstanding for each director is included in the notes to the “Security Ownership of Certain Beneficial Owners and Management” table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Bank, in the ordinary course of its business, makes loans to, accepts deposits from, and provides other banking services to our directors, officers, principal shareholders, and their associates.  Loans are made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.  Rates paid on deposits and fees charged for other banking services, and other terms of these transactions, are also the same as those prevailing at the time for comparable transactions with other persons.  Our Bank expects to continue to enter into transactions in the ordinary course of business on similar terms with our directors, officers, principal stockholders, and their associates.  The aggregate dollar amount of loans outstanding to such persons at December 31, 2011 was $10,644,675 and  at December 31, 2010, was $10,639,211.  During 2011 and 2010, respectively, $1,843,546 and $4,879,305 of new loans were made and repayments totaled $1,838,082 and $2,533,754.  None of such loans have been on non-accrual status, 90 days or more past due, or restructured at any time.

The Board of Directors of our Bank has established formal procedures for approval of the types of loan transactions described above pursuant to which the Board approves all loans to insiders at each meeting. We generally do not enter into other non-banking types of business transactions or arrangements for services with our directors, officers, principal shareholders or their associates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and certain individuals are required to report periodically their ownership of our common stock and any changes in ownership to the Securities and Exchange Commission.  Based on a review of Section 16(a) reports available to us and written representations of the persons subject to Section 16(a), it appears that all Section 16 reports were timely filed in 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board has again selected J. W. Hunt and Company, LLP, Certified Public Accountants with offices in Columbia, South Carolina, to serve as our independent registered public accounting firm for 2012.  We expect that representatives from this firm will be present and available to answer appropriate questions at the annual meeting, and will have the opportunity to make a statement if they desire to do so.

Fees Paid to Independent Auditors

Set forth below is information about fees billed by our independent auditors for audit services rendered in connection with our consolidated financial statements and reports for the years ended December 31, 2011 and 2010, and for other services rendered during such years, on our behalf and on behalf of our Bank, as well as all out-of-pocket expenses incurred in connection with these services, which have been billed to us.

Audit Fees

Audit fees include fees billed for professional services rendered for the audit of our consolidated financial statements and review of our interim condensed consolidated financial statements included in our quarterly reports, and services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.  For the years ended December 31, 2011 and 2010, respectively, J. W. Hunt and Company, LLP billed us an aggregate of $63,750 and $57,900 for audit fees.

Audit-Related Fees

Audit-related fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees”. These services would include employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.  For the years ended December 31, 2011 and 2010, respectively, J. W. Hunt and Company, LLP billed us $1,875 and $1,575 for audit-related fees.

Tax Fees

Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation fees include fees billed for professional services related to federal and state tax compliance.  Fees for other tax services include fees billed for other miscellaneous tax consulting and planning.  For the years ended December 31, 2011 and 2010, respectively, J. W. Hunt and Company, LLP, billed us an aggregate of $8,750 and $7,375 for tax fees.

All Other Fees

For the years ended December 31, 2011 and 2010, J. W. Hunt and Company, LLP, did not bill us for any other fees.

In making its decision to recommend appointment of J. W. Hunt and Company, LLP as our independent auditors for the fiscal year ending December 31, 2011, our Audit  Committee considered whether services other than audit and audit-related services provided by that firm are compatible with maintaining the independence of J. W. Hunt and Company, LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) provided by our independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit.  The Committee may delegate to one or more designated members of the Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Committee at its next scheduled meeting.

General pre-approval of certain audit, audit-related and tax services is granted by our Audit Committee.  The Committee subsequently reviews fees paid.  Specific pre-approval is required for all other services.  During 2011, all audit and permitted non-audit services were pre-approved by the Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors has reviewed and discussed with our management our audited financial statements for the year ended December 31, 2011.  Our Audit Committee has discussed with our independent auditors, J. W. Hunt and Company, LLP, the matters required to be discussed by Statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  Our Audit Committee has also received the written disclosures and the letter from J. W. Hunt and Company, LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding J. W. Hunt and Company, LLP’s communications with the Committee concerning independence, and has discussed with J. W. Hunt and Company, LLP, their independence.  Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Robert H. Edwards John R. Hamrick	Gary V. Thrift Charles L. Winchester

OTHER MATTERS

Our Board of Directors knows of no other business to be presented at the meeting of shareholders.  If matters other than those described herein should properly come before the meeting, the persons named in the enclosed form of proxy intend to vote at such meeting in accordance with their best judgment on such matters.

INCORPORATION  BY REFERENCE

The Audit Committee Report shall not be deemed to be filed with the Securities and Exchange Commission, nor deemed incorporated by reference into any of our prior or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate such information by reference.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON MONDAY, JUNE 21, 2012

The Company’s 2011 Annual Report and 2012 Proxy Statement are available via the Internet at: http://www.c1stbank.com.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

You may obtain copies of our Annual Report on Form 10-K required to be filed with the Securities and Exchange Commission for the year ended December 31, 2011, free of charge by requesting such form in writing from Frederick D. Shepherd, Jr., President, Community First Bancorporation, Post Office Box 459, Seneca,  South Carolina 29679.  You may also download copies from the Securities and Exchange Commission website at http://www.sec.gov.

PROXY

COMMUNITY FIRST BANCORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREHOLDERS – MONDAY,  JUNE 21, 2012

James E. McCoy, or Benjamin L. Hiott, or either of them, with full power of substitution, are hereby appointed as agent(s) of the undersigned to vote as proxies for the undersigned at the Annual Meeting of Shareholders to be held on June 21, 2012, and at any adjournment thereof, as follows:

1.	ELECTION OF	☐	FOR all nominees listed	☐	WITHHOLD AUTHORITY
DIRECTORS TO	below (except any I have	to vote for all nominees
HOLD OFFICE	written below)	below
FOR THREE
              YEAR TERMS

Larry S. Bowman, M.D., William M. Brown, John R. Hamrick, and Frederick D. Shepherd, Jr.

INSTRUCTIONS:        TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL(S) WRITE THE NOMINEE’S(S’) NAME(S) ON THE LINE BELOW.

2.
And, in the discretion of said agent(s), upon such other business as may properly come before the meeting, and matters incidental to the conduct of the meeting.  (Management at present knows of no other business to be brought before the meeting.)

THE PROXIES WILL BE VOTED AS INSTRUCTED.  IF NO CHOICE IS INDICATED WITH RESPECT TO A MATTER WHERE A CHOICE IS PROVIDED, THIS PROXY WILL BE VOTED “FOR” SUCH MATTER.

Please sign exactly as name appears below.  When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If more than one trustee, all should sign.  All joint owners must sign.

Dated: __________________                                                                  _______________________________________________

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